Exhibit 4.21 Service agreement

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Service Agreement

dated as of April 2, 2024

between

Neurosterix Pharma Sàrl	(Neurosterix)
Chemin des Mines 9
1202 Geneva
Switzerland

and

Addex Pharma SA	(Addex)
Chemin des Aulx 12
1228 Plan-les-Ouates
Switzerland
(each a Party, and collectively the Parties)

Service Agreement between Neurosterix Pharma Sàrl and Addex Pharma SA

Table of Contents

Table of Annexes		3
Whereas		4
1.	Definitions	4
2.	Provision of Services	4
3.	Contract Management	4
4.	Cooperation and Compliance	5
5.	Intellectual Property Rights	5
6.	Data Protection	5
7.	Service Charges and Costs	5
8.	Indemnity and Liability	6
9.	Term and Termination	6
9.1	Termination of Services	6
9.2	Term	7
9.3	Effects of Termination	7
10.	Confidentiality	8
11.	Employees	9
12.	General Provisions	9
13.	Governing Law and Dispute Resolution	10
13.1	Governing Law	10
13.2	Dispute Resolution	10
Annex 1 – Definitions		13
Annex 2(a) – Service Schedule		15
Annex 3(a) – Contract Managers		16

2/16

Service Agreement between Neurosterix Pharma Sàrl and Addex Pharma SA

Table of Annexes

1	Definitions
2(a)	Service Schedule
3(a)	Contract Managers

3/16

Service Agreement between Neurosterix Pharma Sàrl and Addex Pharma SA

This service agreement (the Agreement) is made as of April 2, 2024, by and between Neurosterix and Addex.

Whereas

A.

On April 2, 2024, the Parties entered into a contribution agreement (the CA) pursuant to which Neurosterix undertook, inter alia, to accept from Addex, as of the Closing Date, the Transferred Assets, the Transferred Contracts and the Transferred Liabilities.

B.	Addex does not have sufficient capabilities to carry on all aspects of the Retained Business as of the Closing Date without Neurosterix's support.
C.	On the Closing Date, the Parties shall enter into this Agreement, pursuant to which Neurosterix will, directly or indirectly, provide certain specified services to Addex after the Closing Date.

Now, therefore, the Parties hereto agree as follows:

1.	Definitions

Capitalized terms used in this Agreement shall have the meaning ascribed to them in Annex 1 or, if not defined therein, in the CA.

2.	Provision of Services
(a)

Neurosterix shall provide to Addex (the Service Recipient), directly or indirectly through any Affiliates or subcontractors of Neurosterix, the services set forth in Annex 2(a) (each a Service, and Neurosterix the Service Provider), and Addex agrees to receive and pay for the Services in accordance with the terms of this Agreement.

(b)

Details of each Service are specified in the service schedule (the Service Schedule) set forth in Annex 2(a), specifying for each Service (i) the type of Service, (ii) the Service Provider, (iii) the Service Recipient, (iv) special provisions applying to the supply of the Service (if any), and (v) the term specified for each Service (the Service Term).

(c)

Unless otherwise expressly set forth in the Service Schedule, the Service Provider shall use commercially reasonable endeavors to ensure that the Services are provided to substantially the same standard, in substantially the same manner and at substantially the same service levels in which they were provided during the last 6 months prior to Closing.

(d)

In case any of the individuals listed in the Service Schedule is no longer employed with the Service Provider for whatever reason, the Service Provider shall use commercially reasonable efforts to appoint another individual to provide the respective Service.

3.	Contract Management
(a)	Each Party shall appoint one of its or its Affiliates' employees, reasonably acceptable to the respective other Party, to act (i) as the central manager for the management, provision

4/16

Service Agreement between Neurosterix Pharma Sàrl and Addex Pharma SA or receipt of the Services under this Agreement by the appointing Party and its relevant Affiliates and (ii) as an authorized representative of the appointing Party to make and receive any legally relevant statements, notice or other communication under or in connection with this Agreement (each a Contract Manager). The initial Contract Managers and their contact details are set forth in Annex 3(a) and are hereby authorized by the Parties as provided for in this Article 3(a).

(b)

Each Party may replace its Contract Manager from time to time by giving prior notice to the other Party. Each Party reserves the right to request, on reasonable grounds, the replacement of the other Party's Contract Manager.

4.	Cooperation and Compliance
(a)

Addex shall provide Neurosterix, [***], with all co-operation and assistance which are necessary to the receipt of the Services as the Service Provider may reasonably require to allow Neurosterix to provide the Services.

(b)	Addex shall, in relation to the Services, comply with all Laws and any relevant policies and procedures of Neurosterix as may be provided to Addex from time to time.
5.	Intellectual Property Rights
(a)

Nothing in this Agreement shall affect the ownership by Neurosterix, Addex, or their licensors, respectively, of any patents, inventions, utility models, designs, trademarks, copyrights, other software rights, domain names, technical or business know how, trade secrets or confidential information, and other intellectual property rights, in each case whether registered or unregistered and including any applications for such rights (the IP Rights).

(b)

The IP Rights in any software or other work products or materials supplied, created or developed by, or on behalf of, Neurosterix or Addex after the Closing Date shall become and remain the exclusive property of Neurosterix, Addex, or their licensors, as the case may be, including if such IP Rights are developed by a Party in connection with the provision or receipt of the Services.

(c)

Unless expressly set forth otherwise in this Agreement (in particular in the Service Schedule), neither Addex nor Neurosterix grants any licenses regarding IP Rights to the other Party under this Agreement.

6.	Data Protection

Each Party shall comply with the requirements under all applicable Laws regarding data protection.

7.	Service Charges and Costs
(a)	[***].

5/16

Service Agreement between Neurosterix Pharma Sàrl and Addex Pharma SA

(b)	[***].
(c)	[***].
(d)

Addex shall pay all amounts due pursuant to this Agreement within thirty (30) days after receipt of each Invoice. In the event that Addex disputes in good faith an amount shown due in an Invoice, it shall send Neurosterix written notice within five (5) days from the date of its receipt of such Invoice with respect to any disputed amounts and shall timely pay in accordance with Article 7(b) any amounts not disputed within such time frame. Thereafter, Addex and Neurosterix shall use their reasonable commercial efforts to resolve any billing dispute within five (5) days after receipt of notice of the disputed matter.

8.	Indemnity and Liability
(a)

To the extent it is not prohibited to exclude or limit the liability under applicable Laws, neither Party shall be liable to the other Party for indirect or consequential loss or damages of any kind or for any loss of profits, revenue, goodwill or anticipated savings, arising out of or in connection with this Agreement, except in case of gross negligence, willful misconduct or fraud..

(b)	Addex shall fully indemnify Neurosterix for and against any claims by any third parties made in connection with the provision of Services hereunder.
9.	Term and Termination
9.1	Termination of Services
(a)	The rights and obligations of the Parties with respect to any particular Services shall commence as of the Effective Date or at such other start date as set forth in the Service Schedule.
(b)	[***].

6/16

Service Agreement between Neurosterix Pharma Sàrl and Addex Pharma SA

(c)

Any Party may terminate this Agreement in its entirety or with respect to any particular Service for good cause (aus wichtigem Grund) with immediate effect for all Parties. A good cause for termination shall exist, without limitation,

(i)	if a change of control occurs with respect to the other Party;
(ii)	if the other Party is subject to an Insolvency Event; or
(iii)

if the other Party is in material breach of any obligation under this Agreement, provided that no Party may terminate this Agreement for material breach where such material breach is capable of being cured and such material breach has been cured by the other Party or its Affiliates within 20 Business Days after the Party intending to terminate has notified the other Party in writing of such material breach.

9.2	Term
(a)	This Agreement shall come into force on the day after the Closing Date (the Effective Date).
(b)	[***].
9.3	Effects of Termination
(a)

Immediately following expiration or termination of this Agreement or of a particular Service, Neurosterix may, without liability, on or at any time after the date as of which this Agreement or such Service was terminated or has expired, cease to provide all terminated or expired Services.

(b)	Each Party shall upon expiration or termination of this Agreement, at such Party's own expense,
(i)

return and procure that its Affiliates return to the other Party all of the equipment, if any, that is owned by or otherwise regarded as belonging in the sphere of the other Party or its Affiliates, was used in connection with providing the Services and is in the possession, power, custody or control of such Party or its Affiliates; and

7/16

Service Agreement between Neurosterix Pharma Sàrl and Addex Pharma SA

(ii)

return to the other Party in its then current format or, to the extent technically feasible, delete or destroy at the other Party's option, any Confidential Information (as defined below) of such other Party or its Affiliates, provided that nothing in this clause (ii) shall prevent any Party or its Affiliates from retaining copies of documents or information related to such Party or its respective Affiliates, to the extent necessary to evidence the performance of its obligations under this Agreement or to the extent required by any Laws or any Authority.

(c)

Articles 6 through 13 shall survive termination or expiry of this Agreement. Termination or expiry of this Agreement shall not affect any rights or obligations which may have accrued prior to such termination or expiry.

10.	Confidentiality
(a)

Each Party undertakes to treat, and shall procure that its Affiliates treat, this Agreement and any information, data, know-how or document obtained about each other under or in connection with this Agreement and its performance (the Confidential Information) at all times strictly confidential and refrain from disclosing it to any third parties, unless such disclosure is explicitly permitted by this Agreement.

(b)	Article 10(a) shall not apply to any Confidential Information that
(i)	has come into the public domain;
(ii)	has been obtained by a Party or one of its Affiliates free of any restrictions on use or disclosure or obligations of confidentiality;
(iii)	is already in the possession of that Party or the respective Affiliate and is not subject to an obligation of confidentiality or a restriction on use or disclosure; or
(iv)	was independently developed.
(c)	Notwithstanding Article 10(a), a Party may disclose Confidential Information
(i)

if and to the extent that the disclosure is required pursuant to Law or by any Authority or for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a competent Tax Authority in relation to the Tax affairs of the disclosing Party;

(ii)	if and to the extent that such disclosure is necessary for the provision or receipt of the Services;
(iii)	to its Affiliates, its Contract Managers, directors, officers, employees, or professional advisers; or
(iv)	in any other cases upon prior written approval by the other Party.

8/16

Service Agreement between Neurosterix Pharma Sàrl and Addex Pharma SA

(d)

Each Party shall use commercially reasonable efforts to establish and maintain adequate safeguards against the unauthorized access to, disclosure or theft of Confidential Information in its possession or control.

11.	Employees

The Parties acknowledge and agree that any employees of Neurosterix who are involved in the provision of the Services (collectively the Service Provider Employees) will remain employed or engaged by Neurosterix. Nothing in this Agreement shall, and it is not intended that any provision of Law shall, have the effect of transferring to Addex or any Service Recipient the employment relationship with or engagement of any of the Service Provider Employees whether on the Effective Date, during the term of this Agreement, on its expiry or termination, or thereafter.

12.	General Provisions
(a)

Unless provided otherwise herein, each Party shall bear all taxes, costs and expenses incurred by it in connection with the negotiation, execution and consummation of this Agreement or for which it is statutorily liable.

(b)

All notices, requests or other communications to be given under this Agreement (other than day-to-day communications between Contract Managers and invoices pursuant to Article 7) shall be made in writing and shall be delivered by hand or sent (postage prepaid) by registered, certified or express post (return receipt requested), courier or by electronic transmission in .pdf format or similar format to the following addresses:

if to Addex:	Addex Pharma SA Lénaïc Teyssédou, Head of Finance Chemin des Aulx 12 Case postale 68 1228 Plan-les-Ouates E-mail: [***]

if to Neurosterix:	Neurosterix Pharma Sàrl Timothy Dyer, Director Chemin des Mines 9 1202 Geneva E-mail: [***]

or such other address as any of the Parties may notify to the other Party in accordance with the above. Any notice by or to Addex shall have legal effect for Addex and all Service Recipients. Any notice by or to Neurosterix shall have legal effect for Neurosterix and all Service Providers.

Notices delivered by hand shall be deemed delivered when actually delivered. Notices given by post or courier shall be deemed delivered when received. Notices given by electronic transmission shall be deemed to be delivered at the time such notices are sent to the relevant addresses above, if no delivery failure or error messages are received by the sender.

9/16

Service Agreement between Neurosterix Pharma Sàrl and Addex Pharma SA

(c)

This Agreement, including the Annexes and any other documents referred to herein, constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof, and shall supersede all prior oral and written agreements or understandings of the Parties concerning the Services. All references to this Agreement shall be deemed to include the Annexes hereto. In the case of discrepancies between the stipulations of this Agreement and a Service Schedule, the stipulations in such Service Schedule shall take priority, unless explicitly stated otherwise in the respective Service Schedule.

(d)

This Agreement, including amendments to or a waiver of this Article 12(b), may only be modified or amended by a document signed by all Parties. Any provision contained in this Agreement may only be waived by a document signed by the Party waiving such provision.

(e)

A Party shall not assign this Agreement or any rights or obligations hereunder, including, but not limited to, by way of a business transfer (transfert de patrimoine) or demerger (scission), to any third party without the prior written consent of the other Party.

(f)

Addex and Neurosterix shall not be entitled to set off any of their claims they may have against the other Party, or otherwise withhold the proper payment of any amount payable by one Party to the other Party under or pursuant to this Agreement, regardless of whether such claim of one Party against the other Party has arisen under or in connection with this Agreement or otherwise.

(g)

If any provision of this Agreement is held to be invalid or unenforceable under applicable laws, the remaining provisions of this Agreement shall continue to be binding. Instead of the invalid provision, a rule shall apply that achieves as closely as possible the initial intention of the Parties in drafting the invalid provision.

13.	Governing Law and Dispute Resolution
13.1	Governing Law

This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the Parties hereunder, or the interpretation and enforcement of the rights and duties of the Parties, whether arising in contract, tort or otherwise, shall be governed by and construed in accordance with the substantive Laws of Switzerland, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than Switzerland.

13.2	Dispute Resolution
(a)	This Agreement shall be governed by and construed under the substantive laws of Switzerland, to the exclusion of any provisions on conflicts of laws.

10/16

Service Agreement between Neurosterix Pharma Sàrl and Addex Pharma SA

(b)

Any dispute, controversy or claim arising out of, or in relation to, this Agreement, including the validity, invalidity, breach, or termination thereof, shall be resolved exclusively by the courts at the seat of Neurosterix.

[Signatures on next page]

11/16

Executed as of the date written on the cover page to this Agreement.

Executed as of the date written on the cover page to this Agreement.

Neurosterix Pharma Sàrl

/s/ Tim Dyer
Tim Dyer
Board member

Addex Pharma SA

/s/ Tim Dyer
Tim Dyer
Board member

[Signature page to the Service Agreement between Neurosterix Pharma Sàrl and Addex Pharma SA]

Annex 1 to the Service Agreement between Neurosterix Pharma Sàrl and Addex Pharma SA

Annex 1 – Definitions

Addex shall have the meaning set forth on the cover page.

Affiliate means a physical person or legal entity which exercises control over a second person or legal entity, or is under control by it, or is under common control by the same person or legal entity. For purposes of this definition, "control" shall be deemed to exist if a person or legal entity (either alone or with its Affiliates) owns more than half of the voting rights of a legal entity, or is otherwise able to exercise a controlling influence over another person or legal entity.

Agreement shall have the meaning set forth immediately before the Recitals.

Authority means any domestic or foreign, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self regulatory organization, stock exchange, commission, tribunal or organization or any regulatory, administrative or other body or agency, or any political or other subdivision, department or branch of any of the foregoing which has or claims to have competent jurisdiction or rights over a Party, Service Recipient or Service Provider or its respective business, property, assets or operations.

CA shall have the meaning set forth in Recital A.

Confidential Information shall have the meaning set forth in Article 10(a).

Contract Manager shall have the meaning set forth in Article 3(a).

Effective Date shall have the meaning set forth in Article 9.2(a).

Insolvency Event means in respect of any legal or natural person that such person is unable to pay its debt, becomes insolvent or insolvency proceedings are commenced against it, any decision is taken for the compulsory or voluntary dissolution and/or liquidation (except for the purposes of a solvent amalgamation or reconstruction), makes an arrangement with its creditors, becomes subject to an administration order or an administrator, receiver or administrative receiver is appointed over all or any of that party's assets or takes or suffers to be taken any similar action in consequence of a debt, ceases or threatens to cease trading or is dissolved, or any procedure equivalent to any of the preceding matters occurs in any other jurisdiction with respect to that party other than for the sole purpose of a scheme for a solvent amalgamation of that party with one or more other parties or the solvent reconstruction of that party.

Invoice shall have the meaning set forth in Article 7(c).

IP Rights shall have the meaning set forth in Article 5(a).

Laws mean any laws, statutes, regulations, regulatory constraints, obligations or rules (including binding codes of conduct and binding statements of principle incorporated and contained in such rules) in any jurisdiction applicable to the existence or operation of this Agreement, to Addex, Neurosterix, the Service Recipients or the Service Providers or to the provision of the Services during the Term, including any amending, consolidating or successor legislation or case law which takes effect from time to time in the relevant jurisdiction during the Term.

13/16

Annex 1 to the Service Agreement between Neurosterix Pharma Sàrl and Addex Pharma SA

Neurosterix shall have the meaning set forth on the cover page.

Party, Parties shall have the meaning set forth on the cover page.

Pass Through Cost shall have the meaning set forth in Article 7(b).

Service shall have the meaning set forth in Article 2(a).

Service Provider shall have the meaning set forth in Article 2(a).

Service Provider Employee shall have the meaning set forth in Article 11.

Service Recipient shall have the meaning set forth in Article 2(a).

Service Schedule shall have the meaning set forth in Article 2(b).

Service Term shall have the meaning set forth in Article 2(b).

Service Termination Date shall have the meaning set forth in Article 9.1(b)(i).

Tax means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto.

Term means the term of this Agreement which commences on the Effective Date and terminates upon termination of this Agreement.

14/16

Annex 2(a) to the Service Agreement between Neurosterix Pharma Sàrl and Addex Pharma SA

Annex 2(a) – Service Schedule

[***]

15/16

Annex 4(a) to the Service Agreement between Neurosterix Pharma Sàrl and Addex Pharma SA

Annex 3(a) – Contract Managers

For Neurosterix Pharma Sàrl:

Timothy Dyer

Chemin des Mines 9

1228 Geneva

E-mail: [***]

For Addex Pharma SA:

Lénaïc Teyssédou

Chemin des Aulx 12

Case postale 68

1228 Plan-les-Ouates

E-mail: [***]

16/16